Exhibit 10.1

UGI CORPORATION
DESCRIPTION OF ORAL COMPENSATION ARRANGEMENT
FOR
HUGH J. GALLAGHER

Effective May 20, 2013, Hugh J. Gallagher will become Vice President-Finance and Chief Financial Officer of AmeriGas Propane, Inc., the General Partner of AmeriGas Partners, L.P. (the “General Partner”). Mr. Gallagher has an oral compensation arrangement with the General Partner which includes the following:

Mr. Gallagher:

1.	is entitled to an annual base salary of $265,000, effective May 20, 2013 (reflects Mr. Gallagher’s promotion);

2.	participates in AmeriGas Propane, Inc.’s annual bonus plan, with bonus payable based on the achievement of pre-approved financial and/or business performance objectives that support business plans and strategic goals;

3.	participates in AmeriGas Propane, Inc.’s long-term compensation plans, the 2010 Long-Term Incentive Plan, with annual awards as determined by the Compensation/Pension Committee of the Board of Directors, and UGI Corporation’s 2004 Omnibus Equity Compensation Plan, as amended, and the 2013 Omnibus Incentive Compensation Plan, with annual awards as determined by UGI Corporation’s Compensation and Management Development Committee of the Board of Directors;

4.	will receive cash benefits upon termination of his employment without cause following a change in control of AmeriGas Propane, Inc., AmeriGas Partners, L.P., or UGI Corporation pursuant to a Change in Control Agreement; and

5.	participates in AmeriGas Propane, Inc.’s benefit plans, including the AmeriGas Propane, Inc. Senior Executive Employee Severance Plan and the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan.